FOR IMMEDIATE RELEASE	Contacts:	Carissa Carlley Marketing and Public Relations (972) 747-0051

X-CHANGE CORPORATION DELIVERS SURFACE ACOUSTIC WAVE (SAW) TAG TECHNOLOGY FOR THE OIL AND GAS
INDUSTRY

DALLAS, March 13, 2008 — The X-Change Corporation (OTCBB: XCHC) through its wholly owned subsidiary, AirGATE Technologies, Inc. announced today, its completion of Surface Acoustic Wave (SAW) tag technology based on Radio Frequency Identification (RFID) for the oil and gas industry.

SAW tags and readers will be used for monitoring drill pipe and other down hole tools. The tags are inserted into drill pipe to determine the pedigree, asset and inventory in down-hole drilling environments. The tags and readers can survive the lifetime of the pipe or tool.

Kathleen Hanafan, President and COO, stated “these tags and readers are unique because they have been developed and packaged specifically to withstand temperatures up to 300°C and pressures up to 20,000 psi with a long read range that is needed in the oil and gas fields. We expect our tagging system to be the ‘standard’ in the oil and gas industry.
Presently there are no other tags able to withstand the temperatures, gases, pressures and other extreme environmental factors that are experienced in down-hole drilling conditions for long periods of time.”

About X-Change Corporation

X-Change Corporation, through its wholly owned subsidiary, AirGATE Technologies, Inc. is a leading end-to-end solution based company specialized in designing, manufacturing and commercializing applicable wireless based technologies delivering to the oil and gas Industry. AirGATE supports small, medium and large enterprises. Please visit www.airgatetech.com for further information.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release constitute forward-looking statements (including within the meaning of Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934). Such forward-looking statements are based on current expectations that are subject to significant risks, including our ability to continue to raise capital, our dependence on strategic relationships with key suppliers and customers, our business model’s dependence on widespread acceptance of wireless and RFID technology, our ability to develop recurring revenue streams and the competitiveness of the market in which we compete. These forward looking statements include statements regarding the intent, belief or current expectations of the X-Change Corporation, AirGATE Technologies and their respective managements regarding strategic directions, prospects, future events and future results. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by the X-Change Corporation, which are on file with the U.S. Securities and Exchange Commission and may be accessed at http://www.sec.gov or the X-Change Corporation’s investor relations web page at http://www.airgatetech.com/x-change/, and specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. The X-Change Corporation disclaims any obligation to update or correct any forward-looking statements made herein.